PRESS RELEASE DATED October 29, 2014

Exhibit 100

Press Release
Urban Television Network Corporation
1315 North Bullis Road Suite 6
Compton, Ca.  90221

                              FOR IMMEDIATE RELEASE
                                  (424) 338-6260

Randy Moseley Resigns as Chief Executive Officer and Director of
      Urban Television Network Corporation Board
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Compton, CA.  October 29, 2014:  Urban Television Network Corporation announced that on October 5, 2014 Randy Moseley resigned as Chief Executive Officer and as a director of Urban Television Network Corporation.

In submitting his resignation, Mr. Moseley said "It has been an honor and a privilege to work with each and every one of you and I wish all the best in the future.

Commenting on Mr. Moseley's resignation, Joseph Collins new CEO and chairman of Urban Television Network said, "Mr. Moseley has been a valued and highly effective officer and director, providing strong counsel and leadership. We regret his decision to resign as an officer and director, but we thank him for his outstanding service to our company and wish him well in his future endeavors." Mr. Moseley will continue to work with the company in the capacity as a consultant and has agreed to help the company through its restoration and transition.

About Urban Television Network Corporation:
Compton, Ca. based Urban Television Network Corporation is the nation's first and only minority certified television network composed of broadcast television station affiliates across the country. Programming provided by the network via satellite transmission is specifically targeted to America's urban market comprised of African Americans, English-speaking Hispanics and other Urban American consumers. For additional information about Urban Television Network Corporation visit us on the Internet at Punch TV Studios, Inc. http://www.punchtvstudios.com

Urban Television Network Corporation shares are traded on the over the counter bulletin board exchange under the ticker symbol URBT.